Exhibit 99.1

AMERICAN COMMERCIAL LINES INC.	Contact: Christopher A. Black
Sr. Vice President, Chief Financial Officer
(812) 288-1836
FOR IMMEDIATE RELEASE
American Commercial Lines Announces New Wage and Benefit
Enhancements and Increased Earnings Guidance
Jeffersonville, Indiana (June 19, 2006) – American Commercial Lines Inc. (NASDAQ: ACLI) (“ACL” or the “Company”) announced today a new wage and enhanced benefit package for the 1,200 vessel and land based employees of its American Commercial Barge Line (“ACBL”) division. In addition, the Company also announced that it is increasing its earnings guidance.
Among the new wage and benefit package enhancements are increases in base pay rates, enhanced life insurance coverage, a new suite of voluntary benefits, as well as a number of quality of life initiatives. These changes will further position the Company to recruit and retain the best personnel in the industry.
W.N. Whitlock, Senior Vice President and Chief Operating Officer commented “In addition to upgrading our facilities, barges and vessel equipment; we are investing in the number one asset we have – our people. We have made substantial investments in wage increases, stock incentives and a new company-wide bonus program for all of our vessel and land based ACBL employees. ACL has also formed a partnership with Northeast Maritime Institute (NMI) to develop an industry-leading licensed mariners program. The new training program will help to build American Commercial Lines into a leading transportation company.”
Commenting on the new wage and benefits package, Christopher A. Black, Senior Vice President and Chief Financial Officer, stated, “We estimate the cost of the wage increases for the remainder of 2006 will approximate $3 million, pre-tax.” Black further stated, “Overall, the demand and rate environment continue to be strong. Given this, we expect our second quarter results will approximate $41 — $44 million in EBITDA* and $0.48 — $0.53 in EPS. In addition, we now believe our full year results for 2006 will approximate $170 — $180 million in EBITDA, up from our prior guidance of $155 — $165 million in EBITDA and $2.00 — $2.20 in EPS, up from our prior guidance of $1.70 — $1.90 per share.”
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana is an integrated marine transportation and service company operating in the United States Jones Act trades, with revenues of approximately $740 million for the fiscal year ended December 31, 2005 and approximately 2,600 employees as of December 31, 2005. For more information about ACL generally, visit www.aclines.com.
*Management considers EBITDA to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDA provides us with an understanding of the Company’s revenues before the impact of investing and financing transactions and income taxes. EBITDA should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies.
However, the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance. See the Company’s web site at www.aclines.com for a reconciliation of our anticipated EBITDA to earnings.
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Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of American Commercial Lines Inc. Risks and uncertainties are detailed from time to time in American Commercial Lines Inc.’s and its subsidiaries’ filings with the SEC, including the Form 10-K for the year ended December 31, 2005 and the Form 10-Q for the quarter ended March 31, 2006 filed by American Commercial Lines Inc. with the SEC. American Commercial Lines Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.